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                                                                   EXHIBIT 10.23


                    FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT


    Fourth Amendment to Employment Agreement, dated as of October 1, 2002 (this "Amendment"), by and between Datascope Corp., a Delaware corporation (the "Corporation"), and Lawrence Saper, an individual residing at 812 Park Avenue, New York, New York (the "Executive").

                              W I T N E S S E T H:

    WHEREAS, the Corporation and the Executive entered into an Employment Agreement dated as of July 1, 1996, as amended by the Amendment to Employment Agreement dated as of May 30, 2000, the Second Amendment to Employment Agreement dated as of October 31, 2001 and the Third Amendment to Employment Agreement dated as of March 13, 2002 (collectively, the "Employment Agreement"); and

    WHEREAS, the Corporation and the Executive desire to further amend the Employment Agreement as set forth below.

    NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties do hereby agree as follows:

   1. Amendments.

     (A) Section 9(b)(ii) of the Employment Agreement is hereby amended and restated to read as follows:

     "(ii) In lieu of all salary and incentive compensation payments which the Executive would have earned under this Agreement but for his termination, the Corporation shall pay to the Executive as liquidated damages a lump sum amount equal to the present value, based on the Applicable Federal Rate (as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended), of the product of (A) the weighted average for the previous three fiscal years of the sum of (1) the Executive's annual Base Salary for each of such three fiscal years and (2) all bonus compensation paid or payable to the Executive for each of such three fiscal years times (B) the number of years then remaining in the Term. All payments under this Section 9(b) shall be made on or before the fifth day following the Date of Termination."

     (B) Section 9(f) of the Employment Agreement is hereby amended and restated to read as follows:

     "(f) Medical Benefits. Notwithstanding any other provision of, and in addition to any other payments required under this Section 9, upon termination of the Executive's employment, the Executive and his spouse (provided that she is at the time covered by the Corporation's medical benefit plan) shall receive 18 months of COBRA continuation of benefits at the same cost as a similarly situated active employee would pay for such coverage. After the end of each consecutive six-month period within such 18-month period, upon application by the Executive with proof of payment, the Corporation shall

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     reimburse the Executive for the cost paid by him for such COBRA continuation and also for such additional cost for medical care for himself and his spouse as he may have incurred during such six-month period.

     Following the end of the 18-month period of COBRA continuation, the Corporation shall reimburse the Executive for medical benefits coverage on the following basis:

        (i) The Executive shall apply for and maintain a Medicare Supplement policy of his choice and shall be responsible for paying the full cost of such coverage. After the end of each quarterly coverage period, upon application by him with proof of payment, the Corporation shall reimburse the Executive for the full amount paid by him for such quarterly coverage and also for such out-of-pocket costs not covered by Medicare or the Medicare Supplement policy as he may have incurred on behalf of himself during such three-month period.

        (ii) While the Executive's spouse (to whom he was married at the time of his termination) is under age 65, she shall apply for an individual pre-65 guaranteed-issue health insurance policy, in New York or New Jersey as applicable, and the Executive shall pay for the cost of such coverage. After the end of each quarterly coverage period, upon application by the Executive with proof of payment, the Corporation shall reimburse the Executive for the full amount paid by him for such quarterly coverage, and also for such out-of-pocket costs not covered by such policy as he may have incurred on behalf of his spouse during such three-month period.

        (iii) Upon the Executive's spouse (to whom he was married at the time of his termination) reaching Medicare entitlement age, such spouse shall maintain a Medicare Supplement policy, and the Executive shall be responsible for paying the full cost of such coverage for such spouse. After the end of each quarterly coverage period, upon application by him with proof of payment, the Corporation shall reimburse the Executive for the full amount paid by him for such quarterly coverage and also for such out-of-pocket costs not covered by Medicare or such Medicare Supplement policy as he may have incurred on behalf of his spouse during such three-month period.

        (iv) In the event that the Executive predeceases his spouse (to whom he was married at the time of his termination), she may maintain for herself for her lifetime the medical benefits coverage referred to in paragraphs (ii) and (iii) above, as either may be applicable at any time. If she does maintain such coverage, after the end of each quarterly coverage period, upon application by her with proof of payment, the Corporation shall reimburse her for the full amount paid by her for such quarterly coverage and also for such out-of-pocket costs not covered by Medicare or such Medicare Supplement policy as she may have incurred on behalf of herself during such three-month period."

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   2. Employment Agreement. Except as expressly set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

   3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

   4. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Amendment.

                         [Signatures on following page]

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    IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

                                      DATASCOPE CORP.

                                      By:    /s/ Murray Pitkowsky
                                             -----------------------------------
                                      Name:  Murray Pitkowsky
                                      Title: Senior Vice President and Secretary


                                             /s/ Lawrence Saper
                                             -----------------------------------
                                             LAWRENCE SAPER